Exhibit 5.1

May 11, 2016

FLASR Inc.

1075 Peachtree Street NE, Suite 3650

Atlanta, Georgia 30309

Re: Registration Statement on Form S-1/A (File No. 333-207167)

Ladies and Gentlemen:

We have acted as counsel to FLASR Inc., a Nevada corporation (the “Company”) in connection with the Registration Statement on Form S-1/A (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), initially filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on May 11, 2016, relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of up to 33,140,000 shares of common stock, par value $0.001 per share (the “Stock”), of the Company to be sold by the selling shareholders named in the Registration Statement (the “Shares”). In connection with the foregoing, you have requested our opinion with respect to the following matters.

This opinion is being furnished in accordance with the registration requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

As the basis for the opinions hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement; (b) the Articles of Incorporation of the Company, as amended to date; (c) the Bylaws of the Company; (d) certain resolutions of the Board of Directors of the Company; and (e) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.

We express no opinion other than as to the federal laws of the United States of America and the corporation laws of the State of Nevada.

On the basis of the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares are validly issued, duly authorized, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

DLA Piper LLP (US)

/s/ Anthony F. Newton

Anthony F. Newton

Partner